UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  F O R M 8 - K


                                 CURRENT REPORT
                         Pursuant To Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  December 22, 2003
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                             Jaco Electronics, Inc.
               (Exact name of registrant as specified in charter)


              New York                000-05896                   11-1978958
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    (State or other jurisdiction   (Commission File               (IRS Employer
          of incorporation)            Number)              Identification No.)

145 Oser Avenue, Hauppauge, New York                              11788
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code (631) 273-5500
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                                       N/A
          (Former name or former address, if changed since last report)


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Item 5. Other Events and Regulation FD Disclosure.

         On December 22, 2003, we entered into a $50 million revolving secured line of credit with GMAC Commercial Finance LLC and PNC Bank, National Association with a maturity date of December 31, 2006. The facility amends an existing $45 million secured line of credit. Jaco intends to use the facility for working capital purposes. The credit facility is based principally on eligible accounts receivable and inventories of Jaco as defined in the agreement. The interest rate is LIBOR+3.0% or Prime+.75. The agreement includes an additional available amount of $732,000, which declines monthly by $31,000 per month. During the period of additional availability, the interest rate is LIBOR +3.25%. Borrowing under this facility are collateralized by substantially all of our assets. The agreement contains provisions for maintenance of certain financial covenants and prohibits the payment of cash dividends. Failure to remain in compliance with these covenants could trigger an acceleration of our obligation to repay all outstanding borrowings under our credit facility. The outstanding balance on the revolving line of credit facility was $32,295,000 on December 22, 2003.



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Exhibit
Number                     Description

10.23 Third Restated and Amended Loan and Security Agreement, dated as of December 22, 2003, by and among GMAC Commercial Finance LLC, as Lender and as Agent, PNC Bank, National Association, as Lender and Co-Agent, Jaco Electronics, Inc., Nexus Custom Electronics, Inc., Interface Electronics Corp. and Jaco de Mexico, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     JACO ELECTRONICS, INC.



Date January 8, 2004                                 By:/s/ Jeffrey D. Gash
                                                        -----------------------
                                                        Jeffrey D. Gash,
                                                        Executive Vice President

                                  EXHIBIT INDEX


Exhibit
Number                     Description


10.23 Third Restated and Amended Loan and Security Agreement, dated as of December 22, 2003, by and among GMAC Commercial Finance LLC, as Lender and as Agent, PNC Bank, National Association, as Lender and Co-Agent, Jaco Electronics, Inc., Nexus Custom Electronics, Inc., Interface Electronics Corp. and Jaco de Mexico, Inc.